Filed Pursuant to Rule 433

Registration No. 333-238212

March 31, 2021

THE GOODYEAR TIRE & RUBBER COMPANY

$550,000,000 5.250% Senior Notes due 2031

$450,000,000 5.625% Senior Notes due 2033

Pricing Term Sheet

The information in this pricing term sheet should be read together with (i) the preliminary prospectus supplement (the “Preliminary Prospectus Supplement”), dated March 31, 2021, as filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and (ii) the related base prospectus dated May 13, 2020, included in the Registration Statement (File No. 333-238212), in each case, including the documents incorporated by reference therein.

Issuer:	The Goodyear Tire & Rubber Company

Security:	5.250% Senior Notes due 2031 (the “2031 Notes”) 5.625% Senior Notes due 2033 (the “2033 Notes”)

Maturity:	2031 Notes: April 30, 2031 2033 Notes: April 30, 2033

Face Amount:	2031 Notes: $550,000,000 2033 Notes: $450,000,000

Gross Proceeds:	$1,000,000,000

Gross Spread:	1.0%

Net Proceeds exclusive of accrued interest (after deducting underwriting discounts and commissions but before offering expenses):	$990,000,000

Coupon:	2031 Notes: 5.250% 2033 Notes: 5.625%

Offering Price:	2031 Notes: 100% plus accrued interest, if any, from April 6, 2021 2033 Notes: 100% plus accrued interest, if any, from April 6, 2021

Yield:	2031 Notes: 5.250% 2033 Notes: 5.625%

Trade Date:	March 31, 2021

Settlement Date*:	April 6, 2021 (T+3)

Interest Payment Dates:	2031 Notes: April 30 and October 30, beginning October 30, 2021 2033 Notes: April 30 and October 30, beginning October 30, 2021

Record Dates:	2031 Notes: April 15 and October 15 2033 Notes: April 15 and October 15

Make-Whole Call:	2031 Notes: Prior to January 30, 2031 (three months prior to the maturity date), at greater of par and make-whole at discount rate of Treasury plus 50 basis points

2033 Notes: Prior to January 30, 2033 (three months prior to the maturity date), at greater of par and make-whole at discount rate of Treasury plus 50 basis points

Par Call:	2031 Notes: At any time on or after January 30, 2031 (three months prior to the maturity date) 2033 Notes: At any time on or after January 30, 2033 (three months prior to the maturity date)

Spread to Treasury:	2031 Notes: + 351 bps 2033 Notes: + 389 bps

Reference Treasury:	2031 Notes: UST 1.125% due February 15, 2031 2033 Notes: UST 1.125% due February 15, 2031

Underwriters:

Citigroup Global Markets Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

BofA Securities, Inc.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

Citizens Capital Markets, Inc.

Huntington Securities, Inc.

KeyBanc Capital Markets Inc.

Regions Securities LLC

CUSIP/ISIN:	2031 Notes: 382550 BJ9 / US382550BJ95 2033 Notes: 382550 BK6 / US382550BK68

The Issuer has filed a registration statement (including a prospectus and the related Preliminary Prospectus Supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus Supplement and the accompanying prospectus if you request it by calling Citigroup Global Markets Inc. toll free at (800) 831-9146.

* Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially will settle T+3, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before delivery of the Notes hereunder should consult their advisors.